Exhibit 99.1

                                                                                            for Immediate Release

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                                                              News Release

Darling International Inc. Engages BMO Nesbitt Burns

Irving, Texas , May 28, 2003: Darling International Inc. (AMEX:DAR) announced today that it is exploring its strategic alternatives to enhance shareholder value and liquidity at the direction of the Company's Board of Directors. To assist in this process, Darling International Inc. has engaged BMO Nesbitt Burns, a Chicago-based investment banking firm, specializing in food and agribusiness.

Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats and proteins. These products are primarily sold to animal feed and oleo-chemical manufacturers around the world. In addition, the Company provides grease trap collection services and sells equipment to food service establishments.

The Company's shares are traded on the American Stock Exchange under the symbol DAR. In AMEX trading on May 27, 2003, Darling stock closed at $2.10 per share.

{ This media release contains forward-looking statements regarding the business operations of Darling. These statements are identified by words such as "may," "will," "expect," "believe," "intend," "anticipate," "should", "estimate," continue," and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties, including business and economic conditions in its existing markets and its ability to negotiate satisfactory ongoing arrangements with its senior lenders. Other risks and uncertainties regarding Darling, the industry in which it operates and the implementation of its business strategy are described in Darling's Form 10-Qs, the most recent filed May 13, 2003; Form 10-K filed March 26, 2003; and Darling's Proxy Statement filed April 17, 2003. Darling undertakes no obligation to update any forward-looking statements made in this media release. }

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